Exhibit 99.2

17-01 Pollitt Drive Fair Lawn, NJ 07410 Main 201-794-6500 Fax 201-794-8341 www.hbe-inc.com
For Immediate Release
HENRY BROS. ELECTRONICS, INC. REPORTS THIRD QUARTER 2010
RESULTS
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FAIR LAWN, N.J, November 12, 2010 — Henry Bros. Electronics, Inc. (NASDAQ: HBE), a turnkey provider of technology-based integrated electronic security solutions, today announced results for the third quarter ended September 30, 2010.
The Company reported revenue of $19.3 million for the three months ended September 30, 2010, representing an increase of 59.8% over revenue of $12.1 million for the same period a year ago. Revenue increased in New Jersey/New York and California operations in the third quarter of 2010, compared with the third quarter of 2009, and was driven primarily by a robust transportation market. In addition, revenues recognized under the L-3 Contract increased $1.3 million in the third quarter of 2010 compared to the same period in 2009. Partially offsetting these increases were declines in Colorado and Arizona operations.
The Company reported a net income of $727,105 or $0.12 per diluted share, for the third quarter ended September 30, 2010, compared to a net loss of $357,382, or $0.06 per diluted share, in the comparable period of 2009. The Company’s net income is principally due to better efficiencies from a mix of higher margin services which are a result of more complex projects with tight timelines in difficult environments.
Revenue for the nine-month period ended September 30, 2010 was $46.9 million, representing an increase of 13.4% over revenue of $41.4 million for the nine months ended September 30, 2009. The Company had a net income for the 2010 nine-month period of $1.2 million, or $0.19 per diluted share, compared to a net loss of $136,007, or $0.02 per diluted share, for the 2009 nine-month period.
The Company’s backlog as of September 30, 2010 was a record $51.4 million, an increase of 116.4%, from a backlog of $23.8 million on September 30, 2009. The increase in backlog is primarily a result of increased bookings in the New Jersey/New York, TVCS, California, Airorlite and Texas operations.
Jim Henry, CEO of Henry Bros. Electronics, commented, “The revenue increase in the third quarter, which is a record quarter for HBE, supports our belief that the remainder of the year, as well as 2011, will show strong growth. Bookings in the third quarter were a strong $20.8 million, an increase of 57.2% year-over-year, and we continue to see growth in most regions.”
“During the third quarter, we completed one site under the L-3 contract and are close to completion on the second. The additional four sites that were scheduled to begin before the year end are coming online slower than anticipated, but are now in progress. In addition, we also commenced a project on one of the US-Mexican border checkpoints in Arizona.”
Henry concluded, “Although we expect revenue from the four sites in progress and the border checkpoint to increase in the fourth quarter at a slower pace than anticipated, our backlog of approximately $51.4 million at September 30, 2010 will drive further growth in the fourth quarter. As a result, we project our 2010 revenue to come in at a range of $68 million-$70 million, down from the previously disclosed range of $70 million-$75 million, with the operating margin continuing to be between 5% and 6%.”
Conference Call Information:
Henry Bros. Electronics will be hosting a conference call on Monday, November 15, 2010, at 11 a.m. EST. To participate on the call, please use the following number and conference code:
(888) 562-3356 (Domestic)
(973) 582-2700 (International)
Conference code: 24369113
A replay of the call will be available from Monday, November 15, 2010 at 2 p.m., EST, through Wednesday, December 15, 2010 at 11:59 p.m., EST. To access the replay, please call (800) 642-1687 in the United States or (706) 645-9291 outside the United States. To access the replay, users will need to enter the following ID: 24369113.
About Henry Bros. Electronics, Inc.
Henry Bros. Electronics (NASDAQ: HBE — News) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia.
For more information, visit http://www.hbe-inc.com.
Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, there can be no assurance that the Company will achieve revenues of $68 to $70 million or a 5% to 6% operating profit in 2010. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company’s filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

Investor Contacts:

Todd Fromer / Phil Carlson	Jim Henry, Chief Executive Officer
KCSA Strategic Communications	Henry Bros. Electronics, Inc.
212-896-1215 / 212-896-1233	201-794-6500
tfromer@kcsa.com / pcarlson@kcsa.com	jhenry@hbe-inc.com
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Tables to Follow

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended September 30,		Three months ended September 30,
	2010	2009	2010	2009
Revenue	$46,937,305	$41,389,229	$19,345,013	$12,109,037
Cost of revenue	33,502,994	30,255,049	13,608,160	9,086,980

Gross profit	13,434,311	11,134,180	5,736,853	3,022,057
Operating expenses:
Selling, general & administrative expenses	10,710,057	11,015,124	3,947,944	3,452,480
Merger and acquisition costs	539,846	—	539,846	—

Operating profit (loss)	2,184,408	119,056	1,249,063	(430,423)

Interest income	70,668	21,023	14,335	11,986
Other income (expense)	4,449	29,274	(16)	13,481
Interest expense	(174,874)	(222,333)	(63,089)	(56,926)

Income (loss) before income tax expense	2,084,651	(52,980)	1,200,293	(461,882)
Income tax expense (benefit)	906,355	83,027	473,188	(104,500)

Net income (loss)	$1,178,296	$(136,007)	$727,105	$(357,382)

BASIC EARNINGS (LOSS) PER COMMON SHARE:
Basic earnings (loss) per common share	$0.19	$(0.02)	$0.12	$(0.06)

Weighted average common shares	6,068,553	5,859,400	6,123,518	5,877,798

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Diluted earnings (loss) per common share	$0.19	$(0.02)	$0.12	$(0.06)

Weighted average diluted common shares	6,124,694	5,859,400	6,179,659	5,877,798